Exhibit 99.3

Flexjet Business Combination with Horizon Acquisition Corporation II

Investor Conference Call Transcript

10/11/2022

Operator

Good morning, and welcome to the investor conference call relating to the proposed business combination between Flexjet and Horizon Acquisition Corporation II.

Today’s speakers include, Todd Boehly, CEO, CFO and Chairman of Horizon Acquisition Corporation II, and Co-founder, Chairman and Chief Executive Officer of Eldridge, Kenn Ricci, Chairman of Flexjet, and Michael Rossi, Chief Financial Officer of Flexjet.

I would like to remind everyone that this call contains forward-looking statements including, but not limited to, statements relating to Flexjet and Horizon’s expectations or predictions on their respective financial and business performance and conditions, expectations or assumptions in consummating the proposed business combination between the parties, and future Flexjet product development and performance. As stated in the press release issued today, Horizon will file a current report on Form 8-K with the Securities and Exchange Commission, which will include an investor presentation that we encourage you to read which contains an overview of the transaction and important disclaimers regarding forward looking statements and other matters as well as certain risk factors, all of which also apply to today’s conference call. In addition, this call will contain some information relating to the economics and ownership levels in the transaction discussed that depends on various assumptions, including assumptions relating to redemptions by Horizon’s public stockholders and levels of PIPE subscriptions.

I will now turn the call over to Todd Boehly, CEO, CFO and Chairman of Horizon. Please go ahead.

Todd Boehly – Chief Executive Officer, Chief Financial Officer and Chairman of Horizon Acquisition Corporation II, and Co-founder, Chairman and Chief Executive Officer of Eldridge

Thank you for joining us today. I am Todd Boehly, Chairman, CEO, and CFO of Horizon Acquisition Corp II as well as Co-founder, Chairman, and CEO of Eldridge. We are excited to take you through the rationale for our combination.

At Eldridge and Horizon, our mission is to provide management teams the capital and resources they need to execute their strategic plans and grow significant businesses within respective market opportunities. Our equity capital comes with perspective, relationships and a formidable network of supported businesses with a shared commitment to growth.

Eldridge has a storied partnership with Flexjet, and we believe this business combination capitalizes on several macro trends, including the tenet that physical and social mobility provides consumers with increased flexibility and efficiency.

I want to underscore a few reasons why we believe Flexjet is poised for success in the public markets after the years of accomplishment we jointly experienced as one of Eldridge’s partner companies.

First, Flexjet has an extensive track record. The company’s global footprint, aircraft network, and proprietary technology have established them as a category leader in private aviation. This creates a significant competitive advantage given Flexjet’s global aviation infrastructure network.

Second, unlike many players in this space, Flexjet is profitable and generating meaningful topline and bottom-line growth. Based on management’s estimated view of the rest of 2022, the company’s 3-year CAGR is nearly 20% for revenue growth and 44% on an adjusted EBITDA basis. In our view, Flexjet has the resources and opportunities to continue an exceptional pace of growth given the stability of its subscription-based, recurring-revenue model and continued demand for safe travel solutions in a post-pandemic world. We believe businesses and Flexjet’s other stakeholders will continue to be willing to pay a premium for optimal travel experiences, and Flexjet is primed to capture that opportunity.

Third, Flexjet has established a reputation of innovation providing the ultimate personalization to passengers, and this breeds the highest standard of loyalty with customers. Flexjet is a destination of choice for the best pilots and provides the industry’s highest pilot compensation program.

In addition to its desirable, subscription-based revenue model, Flexjet prioritizes asset efficient capacity. This helps it manage balance sheet risk. The fractional sale customers provide working capital to refresh the Flexjet fleet on an ongoing basis, and the fractional lease customers pay lease fees to cover holding costs. We believe this model positions the company for long-term success and gives the company more flexibility to focus on customer satisfaction, which remains at the forefront.

The transaction provides Flexjet with ample capital to continue its already stellar growth trajectory.

In terms of alignment, we are investing several hundred million dollars. Eldridge and affiliates are rolling 100% of their equity with a shared excitement about the future. And on top of that, Horizon’s sponsor, which is already a significant cash investor in Horizon, has agreed to take a significant reduction of its promote to take it in the form of warrants so that its interests are aligned with the goal of long-term value creation.

Lastly, I want to highlight the Flexjet management team. Both Kenn Ricci and Michael Rossi have been day-one partners with Eldridge since our initial investment in Flexjet nearly a decade ago. They have built a platform for the long term and this introduction to the public market will mark the beginning of the next chapter for the company’s strategic roadmap. I could not be more confident in the management team of Flexjet:

•	They are a proven team with a history of success;

•	They are industry experts, each having over 40 years of aviation experience;

•	and they are ready for this next opportunity as a public company.

With that, let me hand it over to Kenn to talk more about the team, their value proposition, and their vision. Kenn?

Kenneth Ricci, Chairman of Flexjet

Thank you, Todd. And good morning to everyone.

Let me start with an overview of Flexjet and our unique approach to the private aviation market and growth opportunities, after that to be followed by my partner of 40 years, Mike Rossi, giving an overview of the financials and a summary of the transaction.

Our Company has a rich history, with more than 25 years of operational experience in the private aviation industry. We have a highly tenured management team with over four decades of experience in this industry who have matched innovation, entrepreneurship, and ingenuity with focused financial discipline and capital stewardship.

We reach private jet users through various storefronts that target a specific user profile of private flying needs. These storefronts: FLEXJET, SENTIENT JET, FXAIR, PRIVATEFLY, AND SIRIO, each have unique sales attributes, aircraft fulfillment plans and GO-TO-MARKET strategies. Customer demand is seamlessly revenue managed and dispatched through our fleet of over 250 aircraft and helicopters plus 1,700 certified partner aircraft.

The distinctive feature of our business is its subscription-based recurring revenue model that provides predictable revenue and cash flow which leads to efficient capital deployment. Subscription revenue is provided by a large base of over 10,000 highly loyal and committed Ultra High Net Worth Individuals and major Fortune 500 corporations. We benefit from a 97% customer retention rate with over 35% of our fractional customers having a tenure of over ten years and another 55% have been with Flexjet for over 5 years.

The collective infrastructure necessary to operate this model would be very difficult to replicate. Accumulating the aircraft, the customer base, global infrastructure, technology, and most importantly, the culture, would take years, if not decades.

The infrastructure begins with our fleet of 250+ aircraft and helicopters. We have world-class operations across nine office locations in the US, the United Kingdom, and Italy with our global operations center in Cleveland, Ohio. We employ 3,100 employees, including 1,000 nonunion pilots and 450 licensed maintenance technicians. We have seven private customer terminals at our most popular destinations with three more set to open shortly. We employ a team of world-class customer service members and can provide scheduling capabilities in six native languages.

Our maintenance infrastructure and capabilities are the largest of any private aircraft operator and we have the capacity to provide over 600,000 maintenance manhours a year. Maintenance is the foundation of all aircraft operations as competent timely and coordinated servicing can have a crucial impact on the fleet’s readiness and dispatch availability. In addition, we have 20 mobile maintenance support units that are based throughout the country to ensure our aircraft can be serviced during any hour of the day, a great benefit over third-party maintenance support structure typically utilized elsewhere in our industry.

We have a unique Pilot Operating model referred to as Dedicated Crewing that assigns pilots to one specific airplane N-number. This provides an extremely comfortable and safe environment for our flight crews and the familiarity with “their” aircraft increases dispatch availability by over 7% versus similar aircraft not flown with dedicated crews. In conjunction with our dedicated crews, Flexjet has made the commitment to maintaining the highest compensation among its pilot peer group, making Flexjet an employer of choice and reducing pilot attrition during an extremely competitive pilot hiring environment. In fact, our average pilot new hire has more than twice the flight hour minimum required for application and 36% of our pilots have been with the company for more than 15 years.

Dedicated Crewing is one of the primary features of our Proprietary Red Label program, which is unique in the Fractional industry and strives to create a distinguished bespoke elite segment of the fractional product offerings.

Our technology infrastructure is customized to our service delivery platform and state-of-the-art systems within our uniquely designed Operations Control Center. These systems allow us to optimize our fleet utilization to maximize economic upside. We have the ability to create demand through our proprietary E-Upgrade program, which increases fleet utilization rates and margins. And, we have the ability to migrate demand to our diverse fleet network to provide for that demand.

Flexjet is well positioned to profitably capture new demand from the rapidly consolidating private aviation market. Over the last three years through 2021, Flexjet has experienced 21% increase in market share against its primary competitor.

We have seen new entrants enter the private aviation space – particularly a younger demographic set than previously seen in the industry, as well as customers reprioritizing their use of capital toward private jet travel. We are also seeing customers elect to purchase large cabin aircraft at the start of their subscription with Flexjet, as opposed to migrating up to large aircraft over a longer duration of their relationship with us. From 2019 to 2022, we have seen a 60% increase in revenue hours, and our committed hours for 2022 are expected to number over 193,000, a 60% increase since 2019.

It is estimated that the overall total addressable market potential for private aviation in the United States is upwards of $33 billion. And Flexjet has never been in a better position to take advantage of these opportunities and grow market share. We have the infrastructure; we have a tremendous depth and commitment from our employee group; we place a tremendous focus on capital deployment and return on invested capital. And, we have extremely talented management that has built this company in a very capital-efficient way. Our vision is to raise capital, maintain our leadership, maintain our vision, and preserve our culture.

With that, I would like to turn the call over to Mike Rossi, our Chief Financial Officer. Mike and I have worked together for 40 years and have really built this business together. Mike is going to take you through a closer look at our historical financials and an overview of the transaction.

Mike Rossi, Chief Financial Officer of Flexjet

Thank you, Kenn.

Good Morning, everyone.

I am now going to address the financial highlights of Flexjet.

Our revenues from 2019-2021 grew at a 13.3% compound annual growth rate, supported by our highly recurring contracted revenue and fueled by growth in private aviation. 2021 revenue increased 36.5% to $1.7 billion compared to 2020 revenue of $1.3 billion. We project revenues of $2.3 billion in 2022, representing a 33.6% increase from 2021.

Our strong revenue performance has been driven by sustained growth in our fleet size and customer base. In 2022, we are projecting total revenue hours to grow by 13.1% to 216,000 hours compared to 191,000 hours in 2021 and 134,000 hours in 2019, reflecting a forecasted compound annual growth rate of 17.3% over the four-year period. This growth is substantiated by an increase in our committed hours from 97,000 hours in 2019 to a projection of 136,000 hours by the end of 2022, representing a 12% forecasted compound annual growth rate over the same period.

The increase in our total revenue hours and committed hours are supported by significant growth in our fleet. Since 2019, we have expanded our fleet from 145 aircraft to 254 aircraft expected by the end of 2022. The continued increase in demand for our diverse set of product offerings and market-leading solutions has supported our strong revenue trajectory and has captured significant market share, which has resulted in continued profitable growth.

From an adjusted EBITDA standpoint, we achieved for the period of 2019 to 2021 compound annual growth rate of 37.7%. 2021 adjusted EBITDA increased 64.3% to $184 million, compared to 2020 adjusted EBITDA of $112 million. We project $288 million of adjusted EBITDA in 2022, an increase of 56.5% from 2021. The growth in our recurring contracted revenues and committed hours, combined with higher customer utilization rates, have generated year over year adjusted EBITDA margin expansion since 2019.

Moving to summary transaction details.

Horizon, which currently holds over $500 million of cash in trust, will combine with Flexjet. The pro forma implied enterprise value of the combined company is approximately $3.1 billion.

The transaction is backstopped with an up to $300 million capital commitment from Eldridge, which consists of $155 million in committed non-redemption agreements and an up to $145 million redemption backstop at $10.00 per share less a 3% commitment fee. The majority of these proceeds will be held on balance sheet, with $80 million used to redeem existing preferred shares. Eldridge will not receive any secondary proceeds as part of this transaction. Flexjet may obtain additional capital from private investors in connection with this transaction.

In addition, substantially all of the founder shares currently held by Horizon’s sponsor will be converted into warrants that will be split evenly with Directional Aviation, which is controlled by Flexjet management. There will be 40 million newly issued warrants in total, with half struck at $10.00 and half struck at $15.00.

Assuming a minimum of committed equity proceeds of $300 million from Eldridge and the redemption of approximately $370 million from Horizon’s trust account, Flexjet’s existing equity security holders, including Eldridge, are expected to hold 89% of the issued and outstanding shares of common stock immediately following the consummation of the merger, with shares represented by Eldridge’s committed equity holding the balance. In the event there are fewer redemptions from Horizon’s trust account, those ownership percentages would be reduced by existing public shareholders.

Operator

Thank you. This concludes today’s conference call. You may now disconnect.